Exhibit 99.1

July 13, 2023

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you our operating results for the first half of 2023. Your bank experienced steady growth over the first six months of the year, despite the rising interest rate environment our industry continues to experience. While loan demand, has remained consistent so far in 2023, which is typically a strong indicator of economic development in our market area, we remain focused on deposit growth as we prepare for the second half of the year.

The following are the results as of June 30, 2023:

●	Assets as of June 30, 2023 were $4.600 billion, representing an increase of $314.4 million, or 7.3% from December 31, 2022.
●	Net Income for the six months ended June 30, 2023 was $26.2 million, up $718,000, or 2.8%, over the six months ended June 30, 2022.
●	Earnings Per Diluted Share for the six-month period ended June 30, 2023 were $2.26, compared to $2.25, for the six-month period ended June 30, 2022.
●	Shareholder's equity was $394.7 million, at June 30, 2023, an increase of $34.2 million, or 9.5% from December 31, 2022

The Board of Directors has declared a $0.75 per share cash dividend to shareholders of record as of July 1, 2023 that will be payable on July 28, 2023. The latest price at which the Company’s common stock has been traded of which we are aware was $70.00 per share.

We were excited to have commenced our second quarter with a successful grand opening on April 27th of our Maryland Farms Office located in Brentwood in Williamson County. Having become our 30th full service office, we are proud of the leadership we have established in this growing market and look forward to the impact our team will have on their community in the future.

As Spring came and the weather turned warm, we were fortunate to have had the opportunity to host our Annual Shareholder Picnic on May 9th. It was an afternoon of great weather, tasty food, and most importantly, the opportunity to continue to develop relationships, old and new, with the amazing bank family we have built over the past 36 years. With more than 1,000 people in attendance, we remain humbled to have such engaged shareholders who continue to invest in the prosperity of our bank.

With our customers and our employees at the heart of everything we do, we are constantly evaluating and assessing how convenient and easy it is to do business with WBT. An element of how this is measured is through the anonymous surveying of our customers and how they rate their level of satisfaction with the service they receive through their interactions with our bank. By continuing to focus on the individual coaching of our frontline employees, we strive to provide the best service for every customer, every time. We are pleased to say our overall satisfaction score has continued to increase and we ended the second quarter reporting a 93% overall rate of satisfaction, which is well above industry standard. This is only accomplished with the dedication and steadfast service of all of our employees.

We look forward to the many exciting things planned throughout the rest of the year and the opportunity to continue to enhance our customer experience as we grow. Whether it’s better serving our commercial customers through the recent launch of our new Treasury Management online banking experience, or offering exclusive products to honor the sacrifice and service of our military families, veterans, and first responders with our new Hero Accounts, we remain focused on offering quality banking products with a local feel. We hope you will continue to share with your family and friends what it means to do business with Wilson Bank & Trust, because we wouldn’t be where we are today without the recommendations of our loyal customer base. We appreciate all you do for our bank and look forward to serving you in the future. We hope you and your loved ones have a fantastic summer!

John C. McDearman, III	Randall Clemons
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company